TERM NOTE

$1,000,000.00	Palm Beach, Florida	June 27, 2003

        FOR VALUE RECEIVED, Applied Digital Solutions, Inc., a corporation organized under the laws of the State of Missouri with a principal place of business at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480 (the “Borrower”), promises to pay to the order of InfoTech USA, Inc. (f/k/a SysComm International Corporation) (the “Lender”), a corporation organized under the laws of the State of Delaware with a principal place of business at 7 Kingsbridge Road, Fairfield, New Jersey 07004, at the principal place of business of the Lender or such other place as the holder hereof shall designate in writing from time to time hereafter, the principal sum of One Million Dollars ($1,000,000.00) together with interest on unpaid balances as provided for herein below, in immediately available funds and lawful money of the United States of America.

        Borrower shall make payments of principal and interest to the Lender as follows:

         1.        On July 31, 2003 and the last day of each month thereafter, the Borrower shall make payments of interest only.

         2.        On June 30, 2004 (the “Maturity Date”), the Borrower shall make a final payment to the Lender of the then outstanding principal balance, together with all interest accrued thereon and any fees and costs outstanding.

        Interest shall be calculated and charged daily on the basis of actual days elapsed over a three hundred sixty (360) day banking year on the unpaid principal balance outstanding at a rate equal to sixteen (16%) percent per annum.

        If any installment under this Note is not paid when due, or within the applicable grace period, if any, the principal hereof and all interest accrued and accruing hereon may be declared to be forthwith due and payable. This Note shall become immediately due and payable upon the occurrence of an Event of Default under the Loan Agreement or any of the other Loan Documents between the Borrower and the Lender.

        The entire principal balance hereof, together with accrued interest, shall after maturity, whether by demand, acceleration or otherwise, bear interest at the contract rate of this Note plus an additional three percent (3.00%) per annum. Upon default by Borrower under the terms of this Note or any other Loan Document, interest shall accrue at a rate equal nineteen (19%) percent (the “Default Rate”). The Borrower acknowledge that: (i) the Default Rate is a material inducement to the Lender to make the loan; (ii) the Lender would not make the loan in the absence of the agreement of the Borrower to pay the Default Rate; (iii) the Default Rate represents compensation for increased risk to the Lender that the loan will not be repaid; and (iv) the Default Rate is not a penalty and represents a reasonable estimate of (a) the cost to the Lender in allocating its resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the loan and (b) compensation to the Lender for losses that are difficult to ascertain.

        Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by the Lender would be contrary to provisions of law applicable to the Lender limiting the maximum rate of interest which may be charged or collected by the Lender.

        The undersigned agrees to pay on demand all reasonable out-of-pocket costs of collection hereof, including court costs, service fees, and reasonable attorney’s fees, whether or not any foreclosure or other action is instituted by the holder in its discretion.

        The word “holder”, as used in this Note, shall mean the payee or endorsee of this Note who is in possession of it, or the bearer, if this Note is at that time payable to the bearer.

        No delay or omission on the part of the holder in exercising any right, privilege or remedy shall impair such right, privilege or remedy or be construed as a waiver thereof or of any other right, privilege or remedy. No waiver of any right, privilege or remedy or any amendment to this Note shall be effective unless made in writing and signed by the holder. Under no circumstances shall an effective waiver of any right, privilege or remedy on any one occasion constitute or be construed as a bar to the exercise of or a waiver of such right, privilege or remedy on any future occasion. The acceptance by the holder hereof of any payment after any default hereunder shall not operate to extend the time of payment of any amount then remaining unpaid hereunder or constitute a waiver of any rights of the holder hereof under this Note.

        All rights and remedies of the holder, whether granted herein or otherwise, shall be cumulative and may be exercised singularly or concurrently.

        Every maker, endorser, or guarantor of this Note, or the obligations represented by this Note, waives all exemption rights, valuation and appraisement, presentment, protest and demand, demand for payment, notice of dishonor and protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any addition, substitution, exchange or release of collateral, and/or to the addition or release of any other party or person primarily or secondarily liable.

        This Note and the provisions hereof shall be binding upon the undersigned and the undersigned’s heirs, administrators, executors, successors, legal representatives and assigns and shall inure to the benefit of the holder, the holder’s heirs, administrators, executors, successors, legal representatives and assigns.

        This Note may not be amended, changed, assigned except for the benefit of IBM Credit LLC or modified in any respect except by a written document that has been executed by each party. This Note constitutes a New Jersey contract to be governed by the laws of such state and to be paid and performed therein.

        This Note may be prepaid, in whole or in part, at one time or from time to time, without premium or penalty.

        This Note is secured by the Collateral described in the Pledge Agreement executed and delivered by the Borrower to and for the benefit of the holder and is issued pursuant to the terms of the Loan Agreement of even date herewith by and between the Borrower and the Lender and the other Loan Documents described therein.

        IN WITNESS WHEREOF, the undersigned have caused this Term Note to be duly executed by its duly authorized officers as of the day and year above written.

IN THE PRESENCE OF:	APPLIED DIGITAL SOLUTIONS, INC.

/s/ MICHAEL KRAWITZ	By:	/s/ SCOTT SILVERMAN
Witness		Name: Scott Silverman Title: CEO

STATE OF FLORIDA
COUNTY OF PALM BEACH

        On this the   27   day of June, 2003, before me, the undersigned Notary Public, personally appeared        Scott Silverman         , acknowledged himself to be the         CEO           of Applied Digital Solutions, Inc., a Missouri corporation, and that he, as such authorized officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the company by himself as such authorized officer.

[NOTARY SEAL]	/s/ SUZANNE SERRANO
Notary Public My commission expires: